Exhibit 99.1

Anika Names Cheryl R. Blanchard, Ph.D., as President and Chief Executive Officer

Seasoned industry executive with experience leading global joint preservation and restoration businesses

BEDFORD, Mass.--(BUSINESS WIRE)-- Anika Therapeutics, Inc. (NASDAQ: ANIK), a global, integrated joint preservation and regenerative therapies company with products leveraging its proprietary hyaluronic acid (HA) technology platform, today announced that Cheryl R. Blanchard, Ph.D., has been named President and Chief Executive Officer, effective April 26,2020. Dr. Blanchard has served as interim Chief Executive Officer of Anika since February 2020 and as a member of the Company’s Board of Directors since August 2018. Dr. Blanchard has more than 25 years of executive management experience with deep expertise in orthopedic medical devices, regenerative medicine and drug delivery.

“After a thorough and thoughtful search process, we are thrilled to appoint Dr. Blanchard as President and CEO of Anika,” said Dr. Joseph Bower, Chairman of Anika's Board of Directors. “Cheryl has successfully developed and led orthopedic, regenerative medicine and drug delivery companies through periods of substantial growth. Since joining Anika’s Board in 2018, we have benefitted from Cheryl’s global commercial expertise and significant operational, strategic, and M&A experience. Most recently, as interim CEO, Cheryl has been integral in implementing the Company’s strategic plan and navigating a challenging economic environment. These skills and experiences position her as the ideal person to lead Anika through its next phase of growth.”

“I am honored to lead Anika during this transformative time in its evolution and growth,” said Dr. Blanchard. “During my time on Anika’s Board, I gained unique insight into the Company’s business, strategy and operations, and I am confident in the strength of its market position and growth prospects. I am excited to continue working closely with the Anika leadership team and Board as well as the company’s talented employees who, particularly as we navigate the COVID-19 pandemic, have demonstrated incredible resolve and commitment to serving patients and advancing our objectives. Through the continued execution of our strategic plan, we expect to build on our leadership position in the joint preservation and restoration market.”

Prior to joining Anika, Dr. Blanchard served as President and Chief Executive Officer of Microchips Biotech, Inc., a biotechnology company developing regenerative medicine and drug delivery products, from 2014 until its sale to Daré Bioscience, Inc. in November 2019. From 2000 to 2012, she served in various officer positions of Zimmer, Inc. (now Zimmer Biomet), a medical device company focused on musculoskeletal products, including as the Senior Vice President, Corporate Chief Scientific Officer and General Manager of its Biologics Business. She was also a member of Zimmer’s executive committee and founded, built and led Zimmer’s Joint Preservation/Regenerative Medicine business. Before joining Zimmer, Dr. Blanchard built and led the medical device and regenerative medicine practice at Southwest Research Institute. Dr. Blanchard received her M.S. and Ph.D. in Materials Science and Engineering at the University of Texas at Austin and received her B.S. in Ceramic Engineering at Alfred University. Dr. Blanchard is a member of the National Academy of Engineering.

Until her appointment as interim Chief Executive Officer of Anika in February 2020, Dr. Blanchard served as a member of Anika’s Compensation Committee and Governance and Nominating Committee. She has served as a director of Neuronetics (NASDAQ: STIM) since February 2019 and a director of Daré Bioscience, Inc. (NASDAQ: DARE) since November 2019. Dr. Blanchard also serves on the Board of a privately held company in the life sciences industry. Click here to view her full bio.

About Anika Therapeutics

Anika Therapeutics, Inc. (NASDAQ: ANIK) is a global, integrated joint preservation and regenerative therapies company based in Bedford, Massachusetts. Anika is committed to delivering therapies to improve the lives of patients across a continuum of care from osteoarthritis pain management to joint preservation and restoration. The Company has over two decades of global expertise commercializing more than 20 products based on its proprietary hyaluronic acid (HA) technology platform. For more information about Anika, please visit www.anikatherapeutics.com.

Contacts

For Investor Inquiries:

Anika Therapeutics, Inc.

Sylvia Cheung, 781-457-9000

Chief Financial Officer

investorrelations@anikatherapeutics.com

For Media Inquiries:

W2O Group

Jeremy Berrington, 312-241-1995

jberrington@w2ogroup.com

Source: Anika Therapeutics, Inc.